Form U-6B-2 Schedule 1
Pepco Holdings, Inc. and Subsidiaries Quarter Ended September 30, 2002
	Issued during Quarter		Balance at End of Quarter
Company	Common Stock	External Long-Term Debt	Long-Term Promissory Notes	Short-Term Promissory Notes	Money Pool Advances (1)	External Short-term Debt	Capital Contributions Received

ATE Investment, Inc.	0	0	0	0	29,772,161	0	0
Atlantic City Electric Company (2)	0	0	0	0	0	117,300,000	0
Atlantic Southern Properties, Inc.	0	0	0	0	17,692,399	0	0
Conectiv Properties and Investments, Inc.	0	0	0	0	2,200,125	0	0
Conectiv Solutions LLC	0	0	0	0	6,154,714	0	0
Delmarva Power & Light Company (3)	N/A	0	0	N/A	N/A	N/A	0
PHI Service Company	0	0	0	0	26,060,847	0	0
Potomac Capital Investment Corporation(4)	0	0	300,000,000	0	111,299,787	0	0

(1) Money pool interest rate at end of quarter = 2.432%
(2) Interest rate on external short-term debt at end of quarter = 1.932%
(3) Applicable to long-term debt only; short-term debt issuances reported pursuant to Rule 24
(4) Long-term promissory notes issued to Pepco Holdings, Inc. with the following terms:
Principal ($)	150,000,000	150,000,000
Interest Rate (%)	7.535	7.535
Issue Date:	9/25/2002	9/30/2002
Maturity Date:	9/25/2014	9/30/2014